Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

SAFLINK Corporation:

We consent to the incorporation by reference in registration statements (Nos. 333-92072, 333-74253 and 033-68832) on Form S-8, registration statements (Nos. 033-62430, 333-75789, 333-23467, 333-01510, 333-58575, 333-54084 and 333-112287) on Form S-3, registration statement (No. 333-97221) on Form S-2 and registration statement (No. 333-68642) on Form S-1 of SAFLINK Corporation of our report dated March 8, 2004, with respect to the balance sheet of Biometric Solutions Group, Inc. as of September 30, 2003, and the related statements of operations, shareholders’ equity (deficit) and cash flows for the year then ended, which report appears in the Form 8-K of SAFLINK Corporation dated March 15, 2004.

/s/    KPMG LLP

Seattle, Washington

March 12, 2004